Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-1) and related Prospectus of Motorcar Parts of America, Inc. (the “Company”) for the registration of 1,936,000 shares of common stock and to the incorporation by reference therein of our reports dated June 13, 2011, with respect to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended March 31, 2011, as amended on Form 10-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California

June 8, 2012